EXHIBIT 12.2

          UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES








                                                          For the Three Months
                                                             Ended March 31
                                                       ------------------------
Millions of dollars                                              1998      1997
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Earnings from continuing operations ......................       $ 23       $193
Provision for income taxes ...............................         83        152
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      Earnings subtotal ..................................        106        345
Fixed charges included in earnings:
   Interest expense ......................................         41         61
   Interest portion of rentals ...........................          6          7
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      Fixed charges subtotal .............................         47         68
Earnings from continuing operations
   available before fixed charges ........................        153        413
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Fixed charges:
   Fixed charges included in earnings ....................         47         68
   Capitalized interest ..................................          8          5
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      Total fixed charges ................................       $ 55       $ 73
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Ratio of earnings from continuing operations
    to fixed charges .....................................        2.8        5.7
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